Portillo's Hot Dogs, LLC • 2001 spring Road, Suite 400, Oak Brook, IL 60523-3930 • 630-954-3773 • fax 630-954-5851 • www.portillos.com

September 29, 2025

VIA EMAIL

Michael Osanloo

Re:     Separation Agreement and Release

Dear Michael:

The purpose of this Separation Agreement and Release (this "Agreement") is to confirm the understanding and agreement by and between Portillo's Inc. and all of its affiliates (collectively referred to as "Portillo's" or the "Company") and You, in Your individual capacity (referred to as "You" or "Your"), concerning Your Qualifying Termination from Portillo's. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Portillo's Inc. Senior Executive Severance Plan (the "Plan").

Termination Date

Your employment relationship with Portillo's terminated on September 21, 2025 (the
"Termination Date") and You will receive final payment of Your salary in the Company's next regular payroll date. You acknowledge that, pursuant to the terms of Your Employment Agreement, dated as of August 3, 2018, with PHD Group Holdings LLC (the "Employment Agreement"), You are deemed to have resigned from the Company's Board of Directors and as a member of the board of directors or similar governing body of any of the Company's Affiliates and as a fiduciary of any Company benefit plan, upon Your termination of employment, and, by Your signature below, You acknowledge and affirm such resignation.

Severance Benefits

In consideration of Your promises and covenants herein, and subject to the terms and conditions of the Plan and this Agreement, as well as Your continued compliance with the restrictive covenants set forth or incorporated herein, Portillo's will provide You with the following severance payments and benefits (collectively, the "Severance Payments and Benefits"):

•Salary: eighteen (18) months' base salary continued pay, subject to and payable in accordance with the terms of Section 5.1 (b) of the Plan;

•2025 Bonus: a prorated bonus, based on the Termination Date and based on actual performance; to be paid at the time 2025 annual bonuses are paid to similarly situated employees of the Company, subject to and payable in accordance with the terrns of Section 5.1 (c) of the Plan;
•Benefits: Medical, Dental, Vision — subject to you timely electing and enrolling in COBRA coverage, Portillo's will reimburse You for the difference between what You pay for the cost of COBRA coverage in excess of what active employees pay for medical, dental and/or vision coverage until the earlier of (a) the date You are no longer eligible for COBRA continuation coverage, and (b) the date You obtain comparable alternative insurance coverage, subject to and payable in accordance with the terms of Section 5.1 (e) of the Plan;
•Outplacement services: if requested, the Company will provide and pay for outplacement services through a nationally recognized firm selected by the Company, which specializes in outplacement services for up to twelve months following the Termination Date and a maximum value of $25,000, subject to and payable in accordance with the terms of Section 5.1 (f) of the Plan; and
•Option exercise period: Notwithstanding the terms of any award agreement to the contrary, the Company shall cause Your non-qualified stock options with respect to 2,027,910 shares, which were originally granted on October l, 2018 (and later exchanged in connection with the Company's initial public offering) ("Vested Options"), to remain exercisable until the 10th anniversary of the original grant date (i.e., October 1, 2028), subject to the terms and conditions of the applicable equity plan and award agreement that permit earlier termination (e.g., in connection with certain corporate transactions).
The salary continuation and COBRA reimbursements will commence on the 60th day following the Termination Date, and the first such payment will include any payments that would have otherwise been paid between the Termination Date, and the date of such first payment.

For the avoidance of doubt, and in accordance with Section 5.4 of the Plan, You acknowledge and agree that the foregoing payments and benefits being offered to You exceed those specified in the Employment Agreement and that, Your acceptance of this Agreement extinguishes any claim to the severance payments and benefits set forth in the Employment Agreement.

You further acknowledge and agree that Your receipt of the Severance Payments and Benefits under this Agreement and the Plan is subject to Your execution, delivery, and non-revocation of this Agreement and Your continued compliance with: (a) the restrictive covenants set forth in Article VI of the Plan; (b) any other pre-existing restrictive covenants already in effect as of the date of this Agreement, including, without limitation, the covenants set forth in the Employment Agreement), and (c) the non-competition covenant set forth herein. Please carefully read the terms and conditions of this Agreement and the Plan, including the restrictive covenants set forth in Article VI of the Plan. By signing this Agreement, You are agreeing to be bound by the terms and conditions of this Agreement and the Plan.

Non-Competition

In exchange for the Company's promises and covenants herein, You agree that, through the period ending on the two-year anniversary of the Termination Date, You shall not, without the prior written consent of Portillo's, directly or indirectly, whether as principal or investor or as an officer, director, manager, partner, consultant, agent, employee or otherwise, alone or in association with any other person, firm, company or other business organization, carry on a Competing Business; provided: however, that nothing in this paragraph shall prohibit the holding of an investment by way of shares or other securities of not more than two percent (2%) of the total issued share capital of any company which securities are publicly-traded on a national stock exchange or in the over-the-counter market. For purposes of this Agreement, a "Competing Business" means: (i) any business that sells Chicago-style hot dogs if the same constitute at least 15% of the revenue of such business, and (ii) any of the following other specific competitors (or their successors): Dog Haus, Wienerschnitzel, Nathan's Famous, Buona Beef, Al's Italian Beef, and Mr. Beef.

You acknowledge that this non-competition covenant is necessary and reasonable to protect the confidential and proprietary information of the Company, and does not unduly restrict Your ability to work. You further acknowledge that a breach or threatened breach by You of this noncompetition covenant will cause serious and irreparable harm to Portillo's for which it shall have no adequate remedy at law, and, therefore, in addition to any other rights and remedies that Portillo's may have, You agree that Portillo's, without posting any bond, shall be entitled to seek to obtain a temporary restraining order or a preliminary or permanent injunction and other equitable relief to prevent such a threatened, actual, or continuing breach. While this non-competition covenant is considered reasonable by the parties and necessary for the protection of the legitimate business interests of the Company, it is agreed that if such restriction is be found to be void or voidable but would be valid and enforceable if some part or some parts thereof was deleted or modified, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

Non-Assistance

In addition to any obligations You may have pursuant to the Plan or the Employment Agreement, You expressly acknowledge and agree that You: (i) shall not provide any confidential information, including any advice or assistance derived from Your experience with the
Company, to any competitor of the Company, shareholder of the Company, litigant or potential litigant against the Company, or any other third party (each, a "Potential Adverse Party"); and (ii) shall not aid, encourage, advise, or otherwise assist any Potential Adverse Party in asserting, prosecuting, or defending any claim, action, or proceeding, undertaking any proxy contest, withhold campaign, or other shareholder campaign or proxy solicitation, or making any other demands against the Company. Additionally, You further agree to promptly notify the Company if You are approached by any private (non-governmental) third party concerning any of the foregoing matters. For the avoidance of doubt, the definition of "Potential Adverse Party" excludes any government agency. Notwithstanding the foregoing, nothing in this paragraph shall prevent you from disclosing confidential information in response to a subpoena or other legal process, provided that (unless prohibited by law) you first promptly notify the Company of the same in order to provide the Company, at its sole expense, with an adequate opportunity to seek to challenge the subpoena, obtain a protective order preventing or limiting such disclosures, or another appropriate remedy.

Engagement as Special Advisor

You and the Company agree that You shall be engaged as a consultant by the Company for a period from the Termination Date through December 20, 2025 (the "Consulting Period"). You acknowledge and agree that the Severance Payments and Benefits are sufficient consideration for your consulting service and that no additional monies shall be payable to you for your service during the Consulting Period.

During the Consulting Period, You shall perform such knowledge transfer and strategic consulting services as the Company may reasonably request from time to time, it being understood that Your commitment of time during the Consulting Period shall generally require fewer than forty (40) hours per month. Further, You agree that, during the Consulting Period, except as expressly requested or approved by the Company, You (A) shall refrain from directly or indirectly contacting any employee, consultant, existing or prospective customer, existing or prospective vendor, counterparty, or other third-party in relation to the business or affairs of the Company, (B) shall not have any authority to bind the Company, and (C) shall not attend the Company's offices or access its systems except as may be requested by the Company.

If You engage in conduct during the Consulting Period, or if the Company discovers conduct occurring prior to the Consulting Period, that, in either case, would have amounted to Cause (as defined in the Employment Agreement) for termination of Your employment had You still been employed, then the Company will be entitled to terminate the Consulting Period without further obligation to You. If You refuse to provide consulting services as requested or otherwise terminate the Consulting Period, the Company will have no further obligation to You with respect to your service as a consultant during the Consulting Period.
Your relationship with the Company during the Consulting Period will be that of an independent contractor, and, during Your consulting service, You will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health insurance, life insurance, profit sharing, retirement benefits, paid vacation, holidays or sick leave, or workers' compensation insurance.

Release

You hereby release Portillo's and all of its affiliates and related entities, predecessors, successors, and assigns (whether to all or any part of such entities' businesses), and all of such entities' officers, directors, agents, representatives, attorneys, and employees (current and former) and their employee benefit plans and programs and their administrators and fiduciaries, from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Your execution of this Agreement, with the exception of any unemployment compensation or workers' compensation benefits claim You may have and any other claims that cannot be waived by law.

The scope of claims being released includes all causes of action to the extent permitted by law, including, but not limited to, claims under Portillo's policies or practices; claims for breach of any term or condition of an agreement, employee handbook or policy manual, including any claims for breach of any promise of specific treatment in specific situations; federal, state, local and common law fair employment practices or discrimination laws; claims alleging breach of contract or wrongful termination or any other tort or violation of public policy, including invasion of privacy, intentional interference, negligence, or fraud, including any claim for damages, including compensatory damages, punitive damages, attorney's fees, costs, expenses, and any other type of damage or relief; claims arising under any whistleblowing, harassment, or retaliation laws; age discrimination claims under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act; any claim under the Uniformed Services Employment and Reemployment Rights Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits), the Family and Medical Leave Act, as amended, Section 806 of the Sarbanes Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, or the Illinois Human Rights Act, as amended; and any other state, federal, and/or local law, statute, regulation, rule, ordinance, order or decision relating to employment or termination of employment.

This release does not apply to any claims arising after Your execution of this Agreement.

Claims Not Released and Other Protected Conduct

You are not waiving any rights You may have to: (a) Your own vested accrued employee benefits under the Company's health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Agreement; (d) enforce this Agreement (including rights under Section 5.1 of the Plan, as applicable); (e) any rights to indemnification in respect of service as an employee or director; (f) the Vested Options and/or (g) challenge the validity of this Agreement.
Further, nothing in this Agreement or the Plan shall restrict You from: (a) filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency; provided, however, You release Your right to obtain damages or other relief in connection with such charge; (b) reporting any allegations of unlawful conduct to, participating in any proceeding conducted by, or cooperating with any federal, state or local government agency or official, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice; (c) truthfully testifying in any administrative, legislative, or judicial proceeding if You have been required or requested to attend pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (d) requesting or receiving confidential legal advice; or (e) receiving an award or bounty for providing information to any governmental agency concerning a violation of law.

Written Affirmation of No Present Violation

You certify and warrant that: (a) You are not presently aware of any unreported violation of
Portillo's Code of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Portillo's; (c) upon receiving the payments and other entitlements outlined in this Agreement, You will have received all medical and other leave time and pay to which You are entitled; (d) You will have been paid for all hours worked; and (e) You have not exercised any actual or apparent authority by or on behalf of Portillo's that You have not specifically disclosed to Portillo's.

Review of Agreement

You agree and represent that You have the right to and have been advised to consult with an attorney or representative of Your choice prior to executing this Agreement and You fully understand Your right to discuss all aspects of this Agreement with such attorney or representative. Your execution of this Agreement establishes that, if You wish the advice of an attorney, You have done so by the date You signed the Agreement, and that You were given at least twenty-one (21) days to consider whether to sign this Agreement and You agree that if You decide to shorten this time period for signing, Your decision was knowing and voluntary. You may sign this Agreement and then revoke Your signature before the end of the seven-day period following signature. The parties agree that a change, whether material or immaterial, does not restart the running of said period. Provided You timely sign this Agreement and do not revoke this Agreement as provided herein, this Agreement shall be effective, enforceable and irrevocable on the eighth (8th) day after You sign this Agreement.

Full Compliance

You acknowledge and agree that Portillo's agreement to provide benefits under this Agreement (other than the Accrued Obligations) is expressly contingent upon, and is consideration for, Your full compliance with the provisions of this Agreement and the Plan.

Successors

You and anyone who succeeds to Your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by either party and their successors and assigns. In the event of Your death after the Termination Date and while any payment or entitlement remains due to You hereunder, such payment or entitlement shall be paid or provided to Your designated beneficiary or beneficiaries (or if You have not designated a beneficiary, to Your estate).

Severability

You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

Non-Mitigation; No Offset

Consistent with Section 5.3 of the Plan, upon termination of Your employment, You shall have no obligation to mitigate damages or to seek other employment and, except as set forth in Section 5.1 (e) of the Plan, there shall be no offset by the Company against any amounts or entitlements due under this Agreement on account of any compensation or entitlements that You may receive from subsequent employment or on account of any claim that Company may have against You.

Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

You agree that all questions concerning the intention, validity, or meaning of this Severance
Agreement and Release shall be construed and resolved according to the laws of the State of Delaware. You also designate the federal and state courts of Delaware County, Delaware as the courts of competent jurisdiction and venue for any actions or proceedings related to this Severance Agreement and Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

*    *    *

I believe the foregoing accurately reflects the terms of Your severance from Portillo's and ask that You sign an extra copy of this Agreement to confirm Your agreement. You must return the signed Agreement to me by the expiration of the twenty-first (21st) day following Your receipt of this Agreement; otherwise, I will assume that You reject this offer and it will no longer be available to You.

Sincerely,

PORTILLO'S INC.

By: /s/ Kelly M. Kaiser
Name: Kelly M. Kaiser
Title: General Counsel & Secretary

Agreed to:

/s/ Michael Osanloo
Michael Osanloo

September 29, 2025
Date